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                                                                 EXHIBIT (d)(3)





                        AMERICAN NATIONAL CAN GROUP, INC.
                           8770 West Bryn Mawr Avenue
                             Chicago, Illinois 80631

PERSONAL AND CONFIDENTIAL

March 10, 2000

Rexam plc
Bowater House
114 Knightsbridge
London, SW1X 7NN
England

Ladies and Gentlemen:

In connection with your consideration of a possible transaction with American National Can Group, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company and any materials reflecting information contained therein or derived therefrom (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (1) is already in your possession, provided that such information is not reasonably believed by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (2) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives (as defined below), (3) is or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not reasonably believed by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party or
(4) has been independently developed by you or your Representatives without violating any of your obligations under this letter.


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March 10, 2000

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that, subject to the eighth paragraph of this letter, such information will be kept confidential by you and your Representatives and shall not be disclosed to any other person; provided, however, that (1) any of such information may be disclosed to your directors, officers, employees or advisors (your "Representatives") or potential financing sources who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially in accordance with the terms of this letter agreement and that such financing sources shall be required to sign a confidentiality agreement with confidentiality provisions at least as protective of such information as this letter agreement), and (2) any disclosure of such information may be made to which the Company consents in writing.

You hereby acknowledge that you are aware, and that you will advise such Representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, subject to the eighth paragraph of this letter, without the prior written consent of the Company, you will not, and will direct such Representatives not to, disclose to any third party (other than potential financing sources who have signed confidentiality agreements with confidentiality provisions at least as protective as this letter agreement) the fact that Evaluation Material has been provided to you, that you are considering a transaction involving the Company, that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that you will not (1) propose to the Company or any other person any acquisition, merger or other business combination or similar transaction between you and the Company and/or its security holders or involving the Company or any of its securities or security holders or (2) solicit or participate in, or make any public announcement regarding any solicitation, or encourage or assist any person with respect to any consent, proxy or vote involving the Company, its securities or security holders or (3) acquire, propose to acquire, or


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March 10, 2000

assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company's securities, businesses or assets or (4) request the Company or any of its officers or directors to waive, amend or terminate the provisions of this paragraph; in each case for a period of one year from the date of this letter unless the Company shall have requested in writing that you take such action.

Notwithstanding the foregoing, if any person or group other than you either publicly or in a communication to the Company or its Board of Directors makes
(a) a tender or exchange offer or other bona fide offer to acquire directly or indirectly common stock of the Company under circumstances such that, immediately after such acquisition, such person or group would beneficially own more than 50% of the outstanding common stock of the Company or (b) a proposal or offer for a merger, consolidation or other business combination directly or indirectly involving the Company or a proposal or offer to acquire directly or indirectly all or any substantial portion of the assets of the Company (any proposal or offer referred to in clauses (a) or (b) being herein called a "Business Combination Proposal"), which Business Combination Proposal is either
(X) not withdrawn or terminated within five days after such Business Combination Proposal is made or (Y) accepted by the Board of Directors of the Company, the restrictions set forth in the preceding sentence shall not be deemed to preclude you or any of your affiliates from making a Business Combination Proposal on terms and conditions at least as favorable to the Company as those offered by the third party with consideration of greater value per share than offered by such third party; PROVIDED that the restrictions set forth in the preceding sentence shall again be applicable in accordance with their terms upon the withdrawal or termination of the original Business Combination Proposal or the rejection thereof by the Board of Directors of the Company, except to the extent you have previously announced a Business Combination Proposal as permitted by this sentence. This paragraph shall terminate at such time as the Company shall have entered into a definitive agreement with respect to a Business Combination Proposal with a party other than you.

For a period of eighteen months from the date hereof, you agree that, without the prior written consent of the Company, you will not directly or indirectly solicit for hire any current employee of the Company to whom you have been introduced after the date hereof as a result of the process contemplated by this letter agreement; PROVIDED, HOWEVER, that, without limitation,the foregoing shall not apply to (i) any such employee who was terminated by the Company prior to the commencement of any such solicitation, or (ii) generalized searches for employees by use of advertisements in the media which are not targeted at employees of the Company.

In the event you are requested in a judicial, administrative or governmental proceeding to


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March 10, 2000

disclose any of the Evaluation Material, or, in the opinion of your counsel, such disclosure is required by the rules of the primary stock exchange on which your securities are listed or traded to avoid a violation thereof, you will promptly so notify the Company so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this letter agreement. At the Company's sole expense and after a request by the Company, you will cooperate with, and assist the Company in obtaining such protective order or other remedy. If such protective order or other remedy is not obtained and disclosure of any of the Evaluation Material is required by judicial or administrative order or in order to avoid a violation of the rules of the primary stock exchange on which your securities are listed or traded, you will furnish only that portion of the Evaluation Material which is required to be disclosed (in accordance with the above) and will exercise all reasonable efforts, at the Company's sole expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material furnished.

You also agree that the Company shall be entitled to seek equitable relief, including injunction, in the event of any breach of the provisions of this paragraph.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that, except as provided in a definitive agreement for a transaction between you and the Company, neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material.

In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time or if the Company so requests, you shall promptly redeliver to the Company or destroy (with such destruction notified to the Company) all written Evaluation Material (whether prepared by the Company, its Representatives or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. One copy of the Evaluation Material returned to the Company by you shall be retained by the Company's in-house or external attorneys for evidentiary purposes in the case of a proceeding or threatened proceeding involving Evaluation Material or this letter agreement. All oral Evaluation Material shall continue to be held confidential under the terms of this letter agreement.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and


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March 10, 2000

delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its Representatives except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

This letter agreement, and the rights and obligations of the parties hereunder, shall terminate on the third anniversary of the date hereof.


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March 10, 2000

This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

Very truly yours,

AMERICAN NATIONAL CAN GROUP, INC.

By: /s/ William Francois
Confirmed and Agreed to:

REXAM PLC

By: /s/ David Gibson